Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS

September 28, 2007. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced that its annual meeting of shareholders will be held on November 13, 2007, for purposes of considering and acting upon the following matters: to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 2007 (as it may be amended from time to time), by and among North Pittsburgh Systems, Inc. (“North Pittsburgh”), Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Consolidated (“Merger Sub”), pursuant to which Merger Sub will merge with and into North Pittsburgh, with North Pittsburgh continuing as the surviving corporation and becoming a wholly-owned subsidiary of Consolidated; to elect seven directors; and to transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors of North Pittsburgh has fixed the close of business on October 8, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

Prospectus/Proxy Statement

This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. will file with the Securities and Exchange Commission (“SEC”). Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.